222 W. Las Colinas Blvd.,
Suite 900N
Irving, TX 75039-5421

Filed as EDGAR Correspondence
June 18, 2012

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

ATTN:     Nudrat Salik, Staff Accountant

Re:	Celanese Corporation
Form 10-K for the Fiscal Year Ended December 31, 2011
Filed February 10, 2012
Form 10-Q for the Period Ended March 31, 2012
Filed April 24, 2012
File No. 1-32410
Dear Ms. Salik:

This letter confirms our telephone conversation on June 15, 2012, that Celanese Corporation will respond to the additional comments of the staff of the Securities and Exchange Commission on or before July 12, 2012. The extension was requested based on the nature and extent of the comments received.

Please do not hesitate to contact me at (972) 443-4704 if you have any questions.

Very truly yours,

/s/ James R. Peacock III
James R. Peacock III
Vice President, Deputy General Counsel and Assistant Corporate Secretary

cc:	Mark C. Rohr
Steven M. Sterin
Gjon N. Nivica, Jr.
Kevin Oliver